Exhibit 10.2

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) by and between the Board of Trustees of the University of Arkansas acting for and on behalf of the University of Arkansas for Medical Sciences, a public institution of higher education having principal offices at 2404 North University Avenue, Little Rock, Arkansas 72207 United States of America ("UNIVERSITY"), and Cyto Wave Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, with principal offices located at 201 Spear Street, Suite 1100, San Francisco, CA 94105, United States of America ("LICENSEE"), is effective as of December 15, 2012 (“Effective Date”).

ARTICLE 1 – BACKGROUND

1.1

UNIVERSITY is the owner of certain Patent Rights (as defined below) and has the right to grant licenses under said Patent Rights.

1.2

UNIVERSITY desires to have the inventions disclosed and claimed in the Patent Rights developed and commercialized to benefit the public and is willing to grant licenses thereunder.

1.3

LICENSEE desires to obtain rights under the Patent Rights to commercialize certain of the inventions disclosed and claimed therein.

1.4

LICENSEE has represented to UNIVERSITY, in order to induce UNIVERSITY to enter into this Agreement, that it shall act diligently to develop and commercialize the Licensed Products and Licensed Services (as defined below) for public use.

1.5

LICENSEE recognizes the contribution of UNIVERSITY to the development of the inventions disclosed and claimed in the Patent Rights and is willing to pay compensation to UNIVERSITY as set forth in this Agreement.

1.6

UNIVERSITY is willing to grant a license to LICENSEE, subject to the terms and conditions of this Agreement.

1.7

In consideration of the premises and the mutual covenants contained in this Agreement, UNIVERSITY and LICENSEE (hereinafter the “Parties” or singularly a “Party”) agree to the terms of this Agreement.

ARTICLE 2 – DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meaning:

2.1

“Affiliate” shall mean any entity or person that directly or indirectly controls, is controlled by, or is under common control with LICENSEE.  For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract, or otherwise.

2.2

“Confidential Information” is defined in Section 18.1.

2.3

“Effective Date” is defined in the introductory paragraph of this Agreement.

2.4

"First Commercial Sale" shall mean the initial transfer by or on behalf of LICENSEE or its Sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of LICENSEE or its Sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.5

“License” refers to the license granted under Article 3.1.

2.6

“Licensed Field” shall mean all fields of use of all applications within the Patent Rights, without limitation.

2.7

“Licensed Process” shall mean any process, method, procedure, or service necessary for research, development, manufacture, or commercialization activity, the practice of which falls within the limitations of an issued, unexpired claim or a pending claim contained in the Patent Rights.

2.8

"Licensed Product" shall mean any product or part thereof which:

(a)

is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any such product or part thereof is made, used, or sold; or

(b)

is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Process is used or in which such product or part thereof is used or sold.

2.9

"LICENSEE" is understood to include all of its Affiliates.

2.10

“Net Sales” shall mean:

(a)

gross invoice price from the sale, lease, or other transfer or disposition of the Licensed Products or Licensed Processes to third parties, or from services performed using Licensed Products or Licensed Processes for third parties, by LICENSEE or Affiliates, less the following deductions, provided they actually pertain to the disposition of the Licensed Products or Licensed Processes and are separately invoiced:

(i)

all discounts, credits, and allowances on account of returns;

(ii)

transportation and insurance; and

(iii)

duties, taxes, and other governmental charges levied on the sale, transportation, or delivery of Licensed Products or practice of the Licensed Processes, but not including income taxes.

No deductions shall be made for any other costs or expenses, including but not limited to commissions to independents, agents, or those on LICENSEE’s or an Affiliate’s payroll or for the cost of collection.

(b)

“Net Sales” shall not include the gross invoice price for Licensed Products or Licensed Processes sold to, or services performed using Licensed Products or Licensed Processes for, any Affiliate unless such Affiliate is an end-user of any Licensed Product or Licensed Process, in which case such consideration shall be included in Net Sales at the average selling price charged to a third party during the same quarter.

2.11

"Patent Rights" shall mean all of the following UNIVERSITY intellectual property:

(a)

the United States and foreign patents and patent applications listed in Appendix A attached hereto, and corresponding foreign patents and foreign patent applications; and

(b)

United States patents issued from the applications listed in Appendix A and from applications for divisionals, continuations, continuations-in-part (but only to the extent that the claims in the continuations-in-part are entitled to a priority date from a patent application otherwise included in this definition), reexaminations, and reissues of the patents and applications listed in Appendix A and any divisionals, continuations, continuations-in-part (but only to the extent that the claims in the continuations-in-part are entitled to a priority date from a patent application otherwise included in this definition), re-examinations, and reissues issued from such applications and foreign patents issued from corresponding foreign patent applications, subject to the terms and conditions of Section 8.2 of this Agreement.

As used in this Agreement, the term “patent” means (i) unexpired letters patent (including inventor’s certificates) including, without limitation, any substitution, extension (such as supplementary protection certificates), registration, confirmation, reissue, re-examination, renewal, or any like filing thereof, and (ii) pending applications for letters patent, including without limitation any continuation or division thereof, provisional applications, foreign counterparts, and all patents that issue therefrom.

2.12

“Reasonable Commercial Efforts” shall mean documented efforts that are consistent with those utilized by companies of similar size and type that have successfully developed products and services similar to Licensed Products and Licensed Processes. In determining Reasonable Commercial Efforts with respect to a particular Licensed Product or Licensed Process, LICENSEE may not reduce such efforts due to the competitive, regulatory, or other impact of any other product or method that it owns, licenses, or is developing or commercializing.

2.13

“Sublicense Income” shall mean consideration in any form received by LICENSEE or an Affiliate in connection with a grant to any third party or parties of a sublicense or other right, license, privilege, or immunity to make, have made, use, sell, have sold, distribute, import, or export Licensed Products or to practice Licensed Processes.  Sublicense Income shall include without limitation any license signing fees; license maintenance and continuation fees; unearned portions of any minimum royalty payment received by LICENSEE; equity, distribution, or joint marketing fees; research and development funding in excess of LICENSEE’s cost of performing such research and development; and any consideration received for an equity interest in, extension of credit to, or other investment in LICENSEE to the extent such consideration exceeds the fair market value of the equity or other interest received as determined by agreement of the Parties or by an independent appraiser mutually agreeable to the Parties.

2.14

“Sublicensee” shall mean any third party granted a sublicense or other right, license, privilege, or immunity by LICENSEE to develop, make, have made, use, sell, have sold, distribute, import, or export any Licensed Product or to practice any Licensed Process.

2.15

“Sublicensee Net Sales” shall mean:

(a)

gross invoice price from the sale, lease, or other transfer or disposition of the Licensed Products or Licensed Processes to third parties, or from services performed using Licensed Products or Licensed Processes for third parties, by Sublicensees, less the following deductions, provided they actually pertain to the disposition of the Licensed Products or Licensed Processes and are separately invoiced:

(i)

all discounts, credits, and allowances on account of returns;

(ii)

transportation and insurance; and

(iii)

duties, taxes, and other governmental charges levied on the sale, transportation, or delivery of Licensed Products or practice of the Licensed Processes, but not including income taxes.

No deductions shall be made for any other costs or expenses, including but not limited to commissions to independents, agents, or those on Sublicensee’s payroll or for the cost of collection.

2.16

“Term” is defined in Section 16.1.

2.17

“Territory” shall mean the world.

ARTICLE 3 – GRANT

3.1

Subject to the terms and conditions of this Agreement, UNIVERSITY hereby grants to LICENSEE an exclusive right and license in the Territory for the Licensed Field to practice under the Patent Rights and to develop, make, have made, use, offer for sale, sell, and import Licensed Products and to practice Licensed Processes (“License”).

3.2

LICENSEE shall have the right to grant sublicenses consistent with this Agreement provided that LICENSEE shall be responsible for the operations of its Sublicensees relevant to this Agreement as if such operations were carried out by LICENSEE, including the payment of royalties whether or not paid to LICENSEE by a sublicensee.  Upon termination of this Agreement, any and all existing sublicenses granted by LICENSEE shall be handled in accordance with Article 16.6.

3.3

The LICENSE is expressly made subject to UNIVERSITY’S reservation of the right, on behalf of itself and all other non-profit academic research institutions, to make, use, and practice the Licensed Products and Licensed Processes for research, clinical, teaching, or other non-commercial purposes, and not for purposes of commercial development, use, manufacture, or distribution.  Nothing in this Agreement shall be construed to grant by implication, estoppel, or otherwise any licenses under patents of UNIVERSITY other than the Patent Rights.

3.4

To the extent that any invention included within the Patent Rights has been funded in whole or in part by the United States government, the United States government retains certain rights in such invention as set forth in 35 U.S.C. §§ 200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations (the “Federal Patent Policy”).  As a condition of the license granted hereby, LICENSEE acknowledges and shall comply with all aspects of the Federal Patent Policy applicable to the Licensed Patents, including the obligation that Licensed Products used or sold in the United States be manufactured substantially in the United States.  Nothing contained in this Agreement obligates or shall obligate UNIVERSITY to take any action that would conflict in any respect with its past, current, or future obligations to the United States Government under the Federal Patent Policy with respect to the Patent Rights.

ARTICLE 4  – SUBLICENSES

4.1.

Any sublicense granted by LICENSEE shall include substantially the same definitions and provisions on due diligence, confidentiality and publicity, reporting requirements, indemnification, insurance and warranties, patent notices, and use of UNIVERSITY’S name, as are agreed to in this Agreement, and such other provisions as are needed to enable LICENSEE to comply with this Agreement.  LICENSEE will provide UNIVERSITY with a copy of each Sublicense Agreement (and any amendment to or notice of termination thereof) within thirty (30) days after execution, modification, or termination, which UNIVERSITY shall maintain in confidence per the terms of Article 18.  LICENSEE shall remain responsible for the performance of all Sublicensees under any such sublicense as if such performance were carried out by

LICENSEE itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the Sublicensee directly to UNIVERSITY.  A breach of this provision shall constitute a material breach that is subject to Article 16.

4.2

LICENSEE agrees to promptly deliver copies of all reports provided to LICENSEE by Sublicensees.

ARTICLE 5 - DUE DILIGENCE

5.1

LICENSEE, whether independently or through the activities of an Affiliate or Sublicensee, shall use its best efforts to bring one or more Licensed Products or Licensed Processes to market through an active and diligent program for exploitation of the Patent Rights and to continue active, diligent marketing efforts for one or more Licensed Products or Licensed Processes throughout the life of this Agreement.

5.2

In addition, LICENSEE, acting alone or in collaboration with a Sublicensee, shall use its best efforts to adhere to the following Milestones:

(a)

LICENSEE shall deliver to UNIVERSITY on or before ninety (90) days after the execution of this Agreement a business plan showing the amount of money, number and kind of personnel, and time budgeted and planned for each phase of development of Licensed Products and Licensed Processes and shall provide similar reports to UNIVERSITY in accordance with Article 7.3 hereof.

(b)

LICENSEE shall raise Seven Hundred and Fifty Thousand Dollars ($750,000) within one (1) year of the Effective Date.

(c)

LICENSEE shall proceed diligently toward obtaining appropriate regulatory approval for a device at least some part of which falls under the scope of at least one claim contained in the Patent Rights and for use in humans and shall create a prototype for gaining such regulatory approval in the United States within two (2) years of the Effective Date.

(d)

LICENSEE shall gain U.S. regulatory approval for a device at least some part of which falls under the scope of at least one claim contained in the Patent Rights and for use in humans within six (6) years of the Effective Date

(e)

Within six (6) months of the Effective Date, LICENSEE shall enter into an additional agreement to sponsor research and development at University of Arkansas for Medical Sciences of a prototype device at least some part of which falls under the scope of at least one claim contained in the Patent Rights.

5.3

LICENSEE’s continued failure to perform in accordance with Articles 5.1 and 5.2 above for a period of forty-five (45) days after receiving from UNIVERSITY written notice of default thereon, shall be grounds for UNIVERSITY, at sole option of UNIVERSITY, to terminate this Agreement pursuant to Article 16 hereof or to render the License nonexclusive.  In making this decision, UNIVERSITY shall take into account the normal course of such activities conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by LICENSEE.

ARTICLE 6 - ROYALTIES AND OTHER CONSIDERATION

6.1

For the rights, privileges and license granted hereunder, LICENSEE shall pay royalties and other compensation to UNIVERSITY in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be earlier terminated:

(a)

Licensing Fee:  In acknowledgement of the consideration and due diligence of LICENSEE sponsoring research as discussed in Article 5.2(e), UNIVERSITY will not require any additional monetary Licensing Fee.

(b)

Continuation Fees: Prior to the First Commercial Sale, LICENSEE shall pay to UNIVERSITY within thirty (30) days of the first and subsequent anniversaries of the Effective Date a nonrefundable Continuation Fee of Five Thousand Dollars ($5,000).

(c)

UNIVERSITY Royalties:  LICENSEE shall pay to UNIVERSITY running royalties in the form of Eight Percent (8%) of Net Sales and in accordance with the schedule set forth in Articles 7.4 and 7.5 hereof.

(d)

Third Party Royalties (stacked): The UNIVERSITY Royalties described in Article 6.1(c) shall be decreased by no greater than fifty percent (50.0%) in any given year in the event that the LICENSEE has additional third party royalties due on the Licensed Products or Licensed Processes in the Licensed Field.

(e)

Sublicense Income:  If LICENSEE receives Sublicense Income, LICENSEE shall  pay to UNIVERSITY royalties in the form of either Thirty Percent (30%) of all Sublicense Income, or Eight Percent (8%) of Sublicensee Net Sales, and the choice between the two royalty options shall be made exclusively by LICENSEE..

(f)

Equity:  Upon completion of a first (“Series A”) round of financing, LICENSEE shall issue UNIVERSITY shares of stock, units, or other equity equivalent of ownership in LICENSEE equal to FIVE Percent (5%) of total equity of LICENSEE (“Equity Interest”).  The Equity Interest shall not be subject to dilution except to the same extent that other Series A interests in LICENSEE are subject to dilution.  UNIVERSITY will receive minutes of all meetings of the board of directors of LICENSEE, no later than thirty (30) days after a meeting was held.

(g)

Milestone Payments: LICENSEE shall pay to UNIVERSITY the following milestone payments:

(i)

A one-time payment of Ten Thousand Dollars ($10,000) within sixty (60) days of the end of the year in which aggregate sales of Licensed Products and Licensed Processes exceed One Million Dollars ($1,000,000);

(ii)

A one-time payment of One Hundred Thousand Dollars ($100,000) within sixty (60) days of the end of the year in which aggregate sales of Licensed Products and Licensed Processes exceed Ten Million Dollars ($10,000,000); and

(iii)

A one-time payment of Five Hundred Thousand Dollars ($500,000) within sixty (60) days of the end of the year in which aggregate sales of Licensed Products and Licensed Processes exceed One Hundred Million Dollars ($100,000,000).

These payments shall be made in addition to any royalties due.

(h)

Patent Costs and Reimbursement:  LICENSEE agrees to reimburse UNVIERSITY for one hundred percent (100%) of costs related to preparation, filing, prosecution, and maintenance of patent applications and patents prior to the Effective Date (“Historic Patent Costs”) in accordance with the schedule outlined in this Section.  As of September 14, 2012, UNIVERSITY has expended Forty-One Thousand, Two Hundred and Fifty Five Dollars ($41,255) in Historic Patent Costs.

(i)

Prior to the First Commercial Sale, LICENSEE shall pay to UNIVERSITY Five Thousand Dollars ($5,000) within sixty (60) days of each anniversary of the Effective Date.

(ii)

After the First Commercial Sale, and continuing until all Historic Patent Costs have been reimbursed, LICENSEE shall pay to UNIVERSITY the lesser of Ten Thousand Dollars ($10,000) or the remainder of unreimbursed Historic Patent Costs within sixty (60) days of each anniversary of the Effective Date.

(i)

Continuing Patent Costs:  Commencing upon the Effective Date, and promptly upon receiving invoices from UNIVERSITY, LICENSEE shall pay one hundred percent (100%) of the costs incurred in the preparation, filing, prosecution (including appeals, interferences, and other ex parte and inter partes proceedings), and maintenance of patent applications and patents.

6.2

All amounts payable hereunder by LICENSEE shall be paid in full, without deduction of taxes or other fees which may be imposed by any government and which shall be paid by LICENSEE.

6.3

No multiple or cumulative royalties shall be payable because any Licensed Product or Licensed Process, its manufacture, use, lease, or sale are or shall be covered by more than one patent application or patent of the Patent Rights licensed under this Agreement.

6.4

All sales or use of Licensed Products or Licensed Processes by LICENSEE, excepting sales under Article 9 to an Affiliate or another LICENSEE of UNIVERSITY, shall be subject to royalty payments as provided.

ARTICLE 7 - RECORDS AND REPORTS

7.1

LICENSEE shall keep full, true, and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to UNIVERSITY hereunder.  Said books of account shall be kept at LICENSEE’s principal place of business or the principal place of business of the appropriate operating subsidiary of LICENSEE to which this Agreement relates.  Said books and the supporting data shall be open, to the extent relevant to the licenses granted hereunder, at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of UNIVERSITY or its agents for the purpose of verifying LICENSEE’s royalty statements or compliance in other respects with this Agreement.   The cost of such inspection by UNIVERSITY shall be at UNIVERSITY’S expense unless such inspection leads to the discovery of a greater than ten percent (10%) discrepancy in reporting to UNIVERSITY’S detriment, in which case LICENSEE agrees to pay the full costs of such inspection actually incurred by UNIVERSITY.  If, based on the results of such inspection, additional payments are owed by LICENSEE under this Agreement, such additional payments shall be made within sixty (60) days after the date on which such inspection report is delivered to LICENSEE.

7.2

LICENSEE shall report to UNIVERSITY the date of first sale of a Licensed Product or Licensed Process in each country within thirty (30) days of occurrence.

7.3

Prior to the First Commercial Sale, LICENSEE shall make annual progress reports to UNIVERSITY regarding both the Milestones listed in Article 5 and other measures of product development.  These reports are due within sixty (60) days after December 31 of each year following the Effective Date and prior to the First Commercial Sale.

7.4

After the First Commercial Sale of a Licensed Product or Licensed Process, LICENSEE shall, within sixty (60) days after each December 31 and June 30 of each year, deliver to UNIVERSITY true and accurate reports, giving such particulars of the business conducted by LICENSEE and its Sublicensees with respect to the Licensed Products and Licensed Processes during the preceding six-month period under this Agreement as shall be pertinent to a royalty accounting hereunder.  These shall include at least the following:

(a)

total receipts for Licensed Products sold by LICENSEE;

(b)

total receipts by LICENSEE in the form of Sublicense Income;

(c)

deductions applicable as provided in Article 2.10;

(d)

total non-royalty-bearing sales and the name of each recipient as required under Article 9;

(e)

total royalties due; and

(f)

names and addresses of each Sublicensee of LICENSEE.

7.5

With each such report submitted, LICENSEE shall pay to UNIVERSITY the royalties and other amounts then due and payable under this Agreement.  If no royalties or other amounts shall be due, LICENSEE shall so report.

ARTICLE 8 – PATENT PROSECUTION

8.1

UNIVERSITY shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights as agreed upon by the parties, provided, however, that LICENSEE shall have the opportunity to review, comment on, and approve decisions to be made or answers to be filed to examiner comments.  LICENSEE comments shall be duly considered and included in the proposed amendments and comments if , in the sole opinion of UNIVERSITY, reasonably likely to be beneficial to the protection of the intellectual property encompassed by the Patent Rights .   UNIVERSITY shall keep LICENSEE regularly updated of the status of the patent application filings.  The prosecution, filing, and maintenance of all Patent Rights patents shall be the primary responsibility of UNIVERSITY as set forth in this Article 8.

8.2

UNIVERSITY shall, at the request of the LICENSEE, file, prosecute and maintain patent applications and patents under the Patent Rights in foreign countries if available and as mutually agreed upon by the parties. LICENSEE shall notify UNIVERSITY within six (6) months of any operative deadline of its decision to request UNIVERSITY to file foreign counterpart patent applications or to proceed to interference, appeal, inter partes, or ex partes proceedings, or any kind of litigation as mutually agreed upon by the parties.  Notice concerning foreign filing must be in writing and must identify the countries desired.  Failure by LICENSEE to so notify UNIVERSITY within the six (6) months period is an election by LICENSEE not to request UNIVERSITY to secure foreign patent rights on behalf of LICENSEE. UNIVERSITY has the right to file patent applications at its own expense in any country LICENSEE has not included in its list of desired countries, and those applications and resulting patents, if any, are not included in the license granted under the License.

8.3

  As used in this Article 8, “prosecution and maintenance,” shall be deemed to exclude any costs associated with interferences or oppositions, requests for reexamination and reissue or extension, and any kind of inter partes proceedings and litigation, unless LICENSEE specifically agrees in writing to assume such costs prior to the costs being incurred.

ARTICLE 9 - OTHER TRANSFERS OF LICENSED PRODUCTS

It is anticipated that LICENSEE may supply Licensed Products or Licensed Processes to an Affiliate or Sublicensee or another licensee of UNIVERSITY for further processing and sale.  No royalty shall be payable by LICENSEE with respect to such Licensed Products and Licensed Processes, so long as the Affiliate, Sublicensee, or other licensee shall be obligated to pay

UNIVERSITY royalties under the Patent Rights on its use or sales thereof at a rate not less than that set forth in Article 6.1(c).  However, reports made by LICENSEE as provided in Article 7.4 shall list each such transaction as a non-royalty-bearing sale and identify such Affiliate or other LICENSEE.

ARTICLE 10 - INFRINGEMENT

In the event of any action for infringement, or institution of any proceedings challenging the validity of any of the patents under the Patent Rights in the Licensed Field, LICENSEE shall have the right, but not the obligation, at its own expense and in its own name, to prosecute actions or defend proceedings.  UNIVERSITY will assist LICENSEE in actions or proceedings, if so requested, and will lend its name to actions or proceedings if required by LICENSEE or by law.  LICENSEE will assume all reasonable costs which UNIVERSITY may incur in affording assistance in such actions or proceedings.  If LICENSEE elects not to bring any action for infringement of or defend any proceedings challenging the validity of any of the patents under the Patent Rights as aforesaid, UNIVERSITY shall have the right but not the obligation to bring action or defend proceedings in its own name and at its own expense.  LICENSEE shall assist UNIVERSITY in such actions or proceedings, if so requested, and will lend its name to actions or proceedings if required by UNIVERSITY or by law.  In such an event, UNIVERSITY will assume all reasonable costs which LICENSEE may incur in affording assistance in such actions or proceedings.  In the event of a recovery with respect to an action for infringement, UNIVERSITY and LICENSEE shall first be reimbursed for costs of prosecuting or defending the action, and any resulting balance shall be paid sixty percent (60%) to the Party defending or prosecuting the action and forty percent (40%) to the other Party.

ARTICLE 11 – PRODUCT LIABILITY

11.1

LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend, and hold UNIVERSITY, its trustees, directors, officers, employees, and affiliates, harmless against all claims, proceedings, demands, and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, consumption or advertisement of the Licensed Products and Licensed Processes or arising from any obligation of LICENSEE hereunder, excepting only claims that the Patent Rights infringe third party intellectual property and any claims arising out of negligence or willful misconduct of UNIVERSITY, its trustees, directors, officers, employees, and affiliates.

11.2

Beginning at a point no later than the date of First Commercial Sale, LICENSEE shall obtain and carry in full force and effect commercial, general liability insurance, which shall protect LICENSEE and UNIVERSITY with respect to events covered by Article 11.1 above.  Such insurance shall be written by a reputable insurance company authorized to do business in the State of Arkansas, shall list UNIVERSITY as an additional named insured thereunder, shall be endorsed to include product liability coverage, and shall require thirty (30) days written notice to be given to UNIVERSITY prior to any cancellation or material change thereof.  The limits of such insurance shall not be less than one million dollars ($1,000,000) per occurrence with an aggregate of three million dollars ($3,000,000) for personal injury or death, and one million dollars ($1,000,000) per occurrence with an aggregate of three million dollars ($3,000,000) for property damage.  LICENSEE shall provide UNIVERSITY with Certificates of Insurance evidencing the same.

11.3

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UNIVERSITY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY UNIVERSITY THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.  IN NO EVENT SHALL UNIVERSITY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER UNIVERSITY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

ARTICLE 12 – EXPORT CONTROLS

It is understood that UNIVERSITY is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency.  UNIVERSITY neither represents that a license shall not be required nor that, if required, it shall be issued.

ARTICLE 13 – NON-USE OF NAMES

LICENSEE shall not use the name of UNIVERSITY, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent of UNIVERSITY, except that LICENSEE may state that it is licensed by UNIVERSITY under one or more of the Patent Rights.

ARTICLE 14 – ASSIGNMENT

Neither party may assign this Agreement or any part hereof without the express written consent of the other, which consent shall not be unreasonably withheld. LICENSEE may, upon written notice, assign this Agreement without consent in connection with the sale or transfer of all or substantially all of LICENSEE's equity and assets related to the subject matter of this Agreement, provided that such assignee agrees in writing to be bound by all the terms and conditions of this Agreement.  Failure of assignee to so agree shall be considered a material breach and grounds to terminate this Agreement by UNIVERSITY pursuant to Section 16.2.

ARTICLE 15 - DISPUTE RESOLUTION

15.1

Except for the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (including the validity of any patent within Patent Rights) which the Parties shall be unable to resolve within sixty (60) days shall be mediated in good faith.  The Party raising such dispute shall promptly advise the other Party of such claim, dispute, or controversy in writing, which describes in reasonable detail the nature of such dispute.  By not later than fifteen (15) business days after recipient has received such notice of dispute, each Party shall have selected for itself a representative who shall have the authority to bind such Party and shall additionally have advised the other Party in writing of the name and title of such representative.  By not later than thirty (30) business days after such notice of dispute, the Party against whom the dispute shall be raised shall select a mediation firm and such representatives shall schedule a date with such firm for a mediation hearing.  The Parties shall enter into good faith mediation and shall share the costs equally.  If the representatives of the Parties have not been able to resolve the dispute within thirty (30) business days after such mediation hearing, the Parties shall have the right to pursue any other remedies legally available to resolve such dispute and any suit relating to this Agreement shall be brought in the State of Arkansas.

15.2

Notwithstanding the foregoing, nor any other Article or condition of this Agreement, nothing in this Agreement shall be construed to waive any rights or timely performance of any obligations existing under this Agreement or the sovereign immunity of the UNIVERSITY or the State of Arkansas.

ARTICLE 16 - TERM AND TERMINATION

16.1

The Term of this Agreement shall extend from the Effective Date until expiration of the last to expire of the patents under the Patent Rights.

16.2

Upon any breach of, or default under, this License Agreement by LICENSEE, UNIVERSITY may terminate this License Agreement by ninety (90) days written notice to LICENSEE.  Said notice shall become effective at the end of such period unless during said period LICENSEE shall cure such defect or default.

16.3

LICENSEE shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to UNIVERSITY.  Such notice shall become effective at the ends of such period unless previously withdrawn by LICENSEE.

16.4

UNIVERSITY shall have the right to terminate this Agreement upon ninety (90) days written notice to LICENSEE if LICENSEE challenges the validity of any patent within Patent Rights in a court of competent jurisdiction.

16.5

Upon termination of this Agreement for any cause, nothing herein shall be construed to release either Party of any obligation matured prior to the effective date of such termination.  LICENSEE may, after the effective date of such termination, sell all Licensed Products and parts thereof that it may have on hand at the date of termination, provided that it pays earned royalties thereon as provided in this Agreement.

16.6

Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from UNIVERSITY.  UNIVERSITY agrees to negotiate such licenses in good faith under reasonable terms and conditions.

16.7

Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’s obligation to pay all royalties and other payments specified by Articles 6 and 7.  The following provisions shall survive any termination:  Article 2, the preservation and inspection obligations of Article 7, Article 11, Article 12, Article 13, Article 15, Sections 16.5-16.7, Article 17, Article 18, and Article 19.  The parties agree that claims giving rise to indemnification may arise after the Term or termination of the LICENSE granted herein.

ARTICLE 17 – PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice, or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

LICENSEE:

Cyto Wave Technologies, Inc.

201 Spear Street, Suite 1100

San Francisco, California 94105

UNIVERSITY – Reports, Notices, or other communication

University of Arkansas for Medical Sciences

UAMS BioVentures

4301 West Markham Street #831

Little Rock, Arkansas 72205

Attention: Christopher Fasel

With copy to:

Williams & Anderson, LLP

111 Center Street, 22nd Floor

Little Rock, Arkansas 72201

Attention:  Harold J. Evans

UNIVERSITY – Payments, Checks and Remittance Stubs:

University of Arkansas for Medical Sciences

Treasurer’s Office

4301 West Markham Street #560

Little Rock, Arkansas 72205

ARTICLE 18 CONFIDENTIALITY

18.1

Confidential Information.

“Confidential Information” shall mean any non-public information of a Party, including but not limited to business plans, products, technical data, specifications, documentation, rules and procedures, contracts, presentations, know-how, product plans, business methods, product functionality, services, data, customers, markets, competitive analysis, databases, formats, methodologies, applications, developments, inventions, processes, payments, delivery and inspection of procedures, designs, drawings, algorithms, formulas, and information related to intellectual property, engineering, marketing, and finance.

18.2

Disclosures by UNIVERSITY.   UNIVERSITY may, from time to time, disclose its Confidential Information to LICENSEE. LICENSEE shall not disclose UNIVERSITY’s Confidential Information to any third party except as follows:

(i)

to its Affiliates, Sublicensees, and any employees, officers, directors, contractors, or other agents or representatives of LICENSEE or any of the foregoing for purposes related to the exercise of the rights granted under this Agreement; or

(ii)

under conditions of confidentiality to prospective or actual investors, lenders, acquirors, sublicensees, strategic partners, and investment bankers in connection with its financing, acquisition, licensing, development, commercialization, and stockholder relations activities; or

(iii)

with the prior written consent of UNIVERSITY,

provided that, LICENSEE requires such recipients of UNIVERSITY’s Confidential Information to protect the confidentiality of such Confidential Information. LICENSEE may also disclose UNIVERSITY’s Confidential Information as it reasonably deems necessary or advisable in connection with the prosecution, maintenance, defense and enforcement of the PATENT RIGHTS or in connection with the pursuit or maintenance of regulatory or marketing approvals for, or commercialization of, Licensed Products.

18.3

Disclosures by LICENSEE.  LICENSEE, through its employees or other agents, may disclose its Confidential Information to UNIVERSITY. UNIVERSITY (i) shall not disclose such Confidential Information to any third party, (ii) shall treat such information with the same degree of care as it treats its own confidential information, which shall be no less than reasonable, and (iii) shall only use such information for purposes of enforcing its rights under this Agreement.

18.4

Limits on Confidential Information.  Confidential Information under this Agreement shall not include information:

(i)

which at the time of disclosure is in the public domain;

(ii)

which, after disclosure, becomes part of the public domain by publication or otherwise, except by the breach of this Agreement by either Party;

(iii)

which was (a) in the recipient Party’s possession in documentary form at the time of disclosure or (b) independently developed by or for the recipient Party by any person or persons who had no knowledge or benefit of the other Party’s Confidential Information, as evidenced by written documentation; and

(iv)

which a Party received without obligation of confidentiality or limitation on use from a third party who had the lawful right to disclose such information and who did not obtain such information under an obligation of confidentiality to either Party; and

Confidential Information disclosed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or in the possession of a Party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the Party’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Party’s possession.

18.5

Allowed Disclosures.  Notwithstanding any other provision of this Agreement, disclosure by a recipient Party of the other Party’s Confidential Information shall not be precluded if such disclosure:

(i)

is in response to a valid order of a court or to another governmental body of the United States or any political subdivision thereof; or

(ii)

is required by law or regulation;

provided, however, that, in either case, the Party required to make such disclosures shall (1) have made reasonable effort to give prompt notice to the other Party to permit it to seek a protective order or grant of confidentiality, (2) cooperate with the other Party’s efforts to seek confidential or protective treatment of such information, as reasonably requested by the other Party, and (3) minimize the extent of any such disclosure.

18.6

Allowed Publications.  UNIVERSITY shall be free to publish the results of its research and educational activities as it sees fit, provided that prior to any publication of any particular technology claimed, described, or enabled in the Patent Rights: (i) UNIVERSITY shall provide LICENSEE with a manuscript of any proposed paper or an abstract of any proposed presentation describing such technology at least forty-five (45) days prior to its submission for publication or presentation and (ii) as reasonably requested by LICENSEE, UNIVERSITY shall (a) delete from such publication any of LICENSEE’s Confidential Information, (b) delay the submission of such publication or presentation for an additional period of up to forty-five (45) days in order to allow LICENSEE to pursue patent protection for any of its intellectual property described therein, or (c) instruct its patent counsel to make such patent filings or conduct the prosecution of the patents and patent applications included in the Patent Rights as appropriate prior to publication or presentation of such material to prevent the loss of any rights granted under this Agreement. After any publication of any particular technology claimed, described, or enabled in the Patent Rights, UNIVERSITY shall have no further obligations under this Section 18.6 with respect to the publication of such technology.

ARTICLE 19 – GENERAL

19.1

Legal Compliance.  LICENSEE shall comply with all applicable federal, state, and local laws and regulations in connection with its activities pursuant to this Agreement.

19.2

Patent Marking.  LICENSEE shall mark, and shall require Sublicensees to mark, all Licensed Products with the numbers of all patents included in Licensed Patents that cover the Licensed Products.  Without limiting the foregoing, all Licensed Products shall be marked in such a manner as to conform with the patent marking notices required by the law of any country where such Licensed Products are made, sold, used, or shipped, including, but not limited to, the applicable patent laws of that country.

19.3   Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  Failure to assert any right arising from this Agreement shall not be deemed or construed to be a waiver of such right.

19.4

Integration.  This Agreement constitutes the entire agreement between the Parties relating to the subject matter thereof, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by it.

19.5   Effect of Agreement.  This Agreement is binding upon the Parties hereto, and shall inure to the benefit of the Parties, and their respective agents, attorneys, insurers, employees, representatives, officers, directors, partners, principals, divisions, indemnitors, indemnitees, parent companies, grandparent companies, subsidiaries, affiliates, associates, consultants, assigns, heirs, predecessors, and successors in interest, successor trusts, trustees, shareholders and any trustee in bankruptcy or debtor in possession.

19.6   Construction and Interpretation.  This Agreement and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of Arkansas without regard to its choice of law principles. The drafting and negotiation of this Agreement have been participated in by counsel for each of the Parties, and any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party shall not be applied to the interpretation of this Agreement.

19.7

Severability.  The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

19.8    Representation by Counsel.  The Parties hereby acknowledge that counsel has represented each such Party and that this Agreement has been executed with the consent and advice of counsel.

19.9

Execution and Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.  All counterparts together shall constitute one and the same original.

19.10   Authority.  Each Party represents and warrants for itself that the individual executing this Agreement on its behalf is authorized to do so and to bind the Party on whose behalf he is signing to the terms, obligations and conditions set forth herein.

19.11   Modification or Amendment.  This Agreement may not be modified or amended except in writing signed by all Parties hereto.

19.12    Further Assurance and Documents.  The Parties, and each of them, agree to execute any and all additional documents and to do all things reasonably necessary to carry out and implement the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

THE BOARD OF TRUSTEES OF THE

Cyto Wave Technologies, Inc.

UNIVERSITY OF ARKANSAS

/s/ Ann Kemp______________

/s/ George Yu_____________

By:

Ann Kemp

By:  George Yu

Title:

Vice President for Administration

Title:  President & CEO

Date:

December 15, 2012

Date:  December 15, 2012

APPENDIX A

Licensed Intellectual Property – Patent Status – Patent Costs

U.S. Patent Application Serial No. 12/334,217, Device and Method for In Vivo Flow Cytometry Using the Detection of Photoacoustic Waves; UAMS ID No. 2008-16

U.S. Patent Application Ser. No.: 12/945,576 Device and Method for In Vivo Noninvasive Magnetic Manipulation of Circulating Objects in BioFlows; UAMS ID No. 2008-16 CIP

U.S. Patent Application Ser. No.: 13/253,767 Device and Method for In Vivo Detection of Clots Within Circulatory Vessels; UAMS ID No. 2008-16 CIP2